Exhibit 10.24

GUARANTY

          GUARANTY (this “Guaranty”) dated as of May 20, 2005 by ORACLE CORPORATION, a Delaware corporation (the “Guarantor”) for the benefit of the Bank referred to below.

          WHEREAS, for the benefit of the Guarantor, ABN AMRO BANK N.V., one or more of its branches or agencies, or one or more of its subsidiaries or affiliates (all such offices and persons, and each of them, being herein called the “Bank”) has entered into a US $700,000,000.00 Facility Agreement dated as of the date hereof (the “Term Loan Agreement” and the loan made pursuant thereto, the “Term Loan”) with Oracle Technology Company, a company organized under the laws of Ireland and a wholly-owned Subsidiary of the Guarantor (the “Borrower”); and

          WHEREAS, as a condition of the extension of the Term Loan to the Borrower, the Bank requires that the Guarantor guarantee all obligations of the Borrower to the Bank in respect of the Term Loan;

          NOW, THEREFORE, the Guarantor agrees as follows:

          1. Definitions. Terms used and not otherwise defined herein shall have the meanings set forth in Annex A hereto.

          2. The Guaranty. (a) The Guarantor absolutely, irrevocably and unconditionally guarantees to the Bank the full and prompt payment when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations of the Borrower to the Bank, whether any such obligation now exists or hereafter arises, and whether for principal, interest, fees, reimbursement obligations, indemnity obligations or other amounts arising under the Term Loan Agreement (any and all of the foregoing, the “Obligations”). The books and records of the Bank showing the amount of the Obligations of the Borrower shall be admissible in evidence in any action or proceeding for the purpose of establishing the amount of the Obligations of the Borrower to the Bank. The Guarantor further agrees to pay to the Bank any and all reasonable out-of-pocket expenses (including all reasonable and documented fees and expenses of counsel) incurred by the Bank in enforcing its rights under this Guaranty. This is a continuing guaranty. It will (i) remain in full force and effect until the Obligations are paid in full, (ii) be binding upon the Guarantor and the Guarantor’s successors and assigns, and (iii) inure to the benefit of and be enforceable by the Bank and its successors and permitted transferees and assigns. The Guarantor’s liability hereunder shall not exceed at any one time the aggregate sum of

United States Dollars (US$700,000,000.00)

or (if applicable) its equivalent in foreign currencies, at conversion rates established by the Bank, plus any interest accrued thereon, charges relating thereto including, without limitation, monetary corrections, if any, and all aforementioned costs and expenses. This Guaranty is entered into in connection with the Term Loan Agreement and is not intended to replace or supersede other guaranties (if any) that may have been executed by the Guarantor in favor of the Bank in respect of other financial accommodations provided by the Bank.

          (b) The Guarantor agrees that if the Borrower fails to pay in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) any Obligation strictly in accordance with its respective terms, the Guarantor will promptly pay the same to the Bank irrespective of any lack of genuineness, validity, legality or enforceability of any loan document or any other document, agreement or instrument relating thereto or any assignment or transfer of any thereof, irrespective of any inability to convert any currency into the currency of payment of such Obligation, irrespective of any inability to transfer funds in the currency of payment of such Obligation to the place of payment therefor, irrespective of the occurrence of a “Country Risk Event” and irrespective of any other circumstance (other than full and final payment) that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower, any surety or any guarantor, it being the intent of this Section that the Guarantor’s obligations hereunder shall be absolute and unconditional under any and all circumstances. The Guarantor further agrees that, as between the Guarantor and the Bank, the Obligations may, in accordance with their respective terms, be declared to be due and payable for purposes of this Guaranty notwithstanding any stay, injunction, or other prohibition which may delay, prevent, or be violated by any such declaration as against the Borrower and that, in the event of any such declaration (or attempted declaration), the Obligations (whether or not then enforceable against the Borrower) shall forthwith become due and payable by the Guarantor for the purposes of this Guaranty. “Country Risk Event” shall mean (I) the adoption of any law, rule or regulation or the action or failure of action by any authority (de jure or de facto) in the

Borrower’s country which (i) changes the obligations of the Borrower under the Term Loan Agreement, (ii) changes the ownership or control by the Borrower of its business or assets, or (iii) prevents or restricts the conversion into or transfer of the agreed currency; or (II) the occurrence of any force majeure or similar event which, directly or indirectly, prevents or restricts the payment or transfer in the agreed currency of any amounts owing under the Term Loan Agreement into an account designated by the Bank or the free availability of such payments to the Bank.

          3. Waiver of Suretyship Defenses. This Guaranty is a guaranty of payment and not merely of collection. The Bank may, without notice to or demand on the Guarantor and without affecting the Guarantor’s liability hereunder, from time to time to renew, extend, accelerate, compromise, settle, restructure, refinance, refund or otherwise change the amount and time for payment of the Obligations, or otherwise change the terms of the Obligations or any part thereof. The Bank may apply any sums by whomsoever paid or howsoever realized to any obligations and liabilities of the Borrower to the Bank regardless of what obligations and liabilities remain unpaid.

          4. Insolvency of the Borrower. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment or performance of the Obligations, or any part thereof, is, upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise pursuant to applicable law, invalidated, declared to be fraudulent or preferential, set aside, rescinded or reduced in amount or must otherwise be restored or returned by the Bank, all as though such payment or performance had not been made.

          5. Exhaustion of Other Remedies Not Required. The obligations of the Guarantor hereunder are those of a primary obligor, and not merely a surety, and are independent of the Obligations. The Guarantor unconditionally waives any right to require the Bank (a) to proceed against the Borrower or any other obligor in respect of the Obligations; (b) to proceed against or exhaust any security held directly or indirectly on account of the Obligations; or (c) to pursue any other remedy in the Bank’s powers whatsoever. No failure or delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

          6. Waiver of Notices. The Guarantor hereby waives (i) promptness, diligence, notice of acceptance of this Guaranty and of any extension of the Term Loan or other financial accommodation by the Bank to the Borrower; (ii) presentment and demand for payment of any of the Obligations; (iii) protest and notice of dishonor or default to the Guarantor or to any other party with respect to any of the Obligations; and (iv) all other notices to which the Guarantor might otherwise be entitled.

          7. Amendments; Assignment; Termination. No amendment or waiver of any provision of this Guaranty, nor consent to any departure by the Guarantor here from, shall in any event be effective unless the same shall be in writing and signed by the Bank and the Guarantor and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The obligations of the Guarantor under this Guaranty may not be assigned or delegated without the prior written consent of the Bank. This is a continuing guarantee which shall remain in force until all Obligations have been paid in full.

          8. Taxes. Any and all payments by the Guarantor hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) taxes imposed on the net income of the Bank or any other recipient of such payment, (ii) franchise and gross receipts taxes imposed on the Bank or such other recipient by the jurisdiction under the laws of which the Bank or such other recipient is organized or any political subdivision thereof, (iii) if applicable, taxes imposed on the Bank’s or such other recipient’s net income, and franchise taxes imposed on the Bank or such other recipient, by any other jurisdiction, (iv) any branch profits taxes (if any) imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Guarantor is located on the Effective Date, and (v) to the extent that the Bank (or any assignee to whom the Bank has assigned its rights under, and in accordance with, the Term Loan Agreement) is organized under the laws of a jurisdiction other than that in which the Guarantor is resident for tax purposes (for purposes hereof, the United States of America, each State thereof and the District of Columbia deemed to constitute a single jurisdiction), any withholding tax that is imposed on amounts payable to the Bank or such New Lender (other than a New Lender who becomes a party to the Term Loan Agreement pursuant to a request from the Borrower in accordance with Section 14.1.1 of the Term Loan Agreement) at the time such Person becomes a party to the Term Loan Agreement (or designates a new lending office) or is attributable to the Bank’s or such New Lender’s failure or inability to provide duly completed copies of the applicable forms (together with appropriate supplementary documentation) prescribed by applicable law as the basis for claiming exemption from or a reduction in United States federal withholding tax (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”). If the Guarantor shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder (I) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Bank will receive an amount equal to the sum the Bank would have received had no such deductions been made, (II) the Guarantor shall make such deductions and (III) the Guarantor shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, the Guarantor agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Guaranty or the Obligations (hereinafter referred to as “Other Taxes”). As soon as practicable after any payment of Taxes, the Guarantor will furnish to the Bank the original or a certified copy of a receipt evidencing payment thereof. The Guarantor will indemnify the Bank for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by the Bank or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, within 30 days of the Bank’s request therefor. If the Bank determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Guarantor or with respect to which the Guarantor has paid additional amounts pursuant to this Section 8, it shall pay to the Guarantor an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Guarantor under this Section 8 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expense of the Bank and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Guarantor, upon the request of the Bank, agrees to repay the amount paid over to the Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Bank in the event the Bank is required to repay such refund to such Governmental Authority. Nothing in this paragraph shall be construed to require the Bank to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Guarantor or any other Person. Without prejudice to the survival of any other agreement contained herein, the Guarantor’s agreements and obligations contained in this Section shall survive the payment in full of the Obligations and principal and interest hereunder and any termination or revocation of this Guaranty.

          9. Foreign Currency. To the extent permitted by applicable law, the obligations of the Guarantor in respect of any payment of principal, interest or other amounts hereunder shall, notwithstanding any payment in any other currency (the “Other Currency”) (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the currency in which it is due (the “Agreed Currency”) that the Bank may, in accordance with normal banking procedures, purchase with the sum paid in the Other Currency (after any premium and costs of exchange) on the Business Day immediately after the day on which the Bank receives the payment. If the amount in the Agreed Currency that may be so purchased for any reason falls short of the amount originally due, the Guarantor shall pay all additional amounts, in the Agreed Currency, as may be necessary to compensate for the shortfall. Any obligation of the Guarantor not discharged by that payment shall, to the extent permitted by applicable law, be due as a separate and independent obligation and, until discharged as provided in this Section, continue in full force and effect.

          10. Representations and Warranties. The Guarantor hereby represents and warrants to the Bank that:

(a)	The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.

(b)	The execution, delivery and performance by the Guarantor of this Guaranty, and the consummation of the transactions contemplated hereby, are within the Guarantor’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Guarantor’s charter or by-laws (or other equivalent organizational documents), (ii) applicable law or (iii) any contract or instrument binding on the Guarantor or any of its properties or assets that is material to the Guarantor and its Subsidiaries, taken as a whole.

(c)	No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery and performance by the Guarantor of this Guaranty.

(d)	This Guaranty has been duly executed and delivered by the Guarantor. Assuming that this Guaranty has been duly executed by the Bank, this Guaranty is the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its respective terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity, regardless of whether applied in proceedings in equity or at law.

(e)	The Consolidated balance sheet of the Guarantor and its Subsidiaries as at May 31, 2004, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the fiscal year then ended, accompanied by the opinion(s) of one or more firms of independent certified public accountants of recognized national standing, as filed with the Securities and Exchange Commission on Form 10-K with respect to its year ended May 31, 2004, and the Consolidated balance sheet of the Guarantor and its Subsidiaries as at February 28, 2005, and the related Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the nine months then ended, as filed with the Securities and Exchange Commission on Form 10-Q with respect to its fiscal quarter ended February 28, 2005, fairly present, subject, in the case of said balance sheet at February 28, 2005, and said statements of income and cash flows for the nine months then ended, to absence of footnotes and to year-end audit adjustments, the Consolidated financial condition of the Guarantor and its Subsidiaries as at such dates and the Consolidated results of the operations of the Guarantor and its Subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied.

(f)	There is no pending or (to the knowledge of the Guarantor) threatened action, investigation or proceeding, including, without limitation, any Environmental Action, affecting the Guarantor or any of its Subsidiaries before any court, governmental agency or arbitrator that is initiated by any Person other than the Bank (in its capacity as the Bank) (i) that is reasonably likely to have a Material Adverse Effect or (ii) that purports to affect the legality, validity or enforceability of this Guaranty or the consummation of the transactions contemplated hereby and by the Term Loan Agreement.

(g)	Since May 31, 2004, there has not occurred any Material Adverse Effect which is continuing.

(h)	None of the Guarantor or any of its Subsidiaries is an Investment Company, as such term is defined in the Investment Company Act of 1940, as amended.

(i)	No part of the proceeds of the Term Loan will be used in any manner that would result in a violation of Regulation U or X, issued by the Board of Governors of the Federal Reserve System.

(j)	The proceeds of the Term Loan shall be used by the Borrower for general corporate purposes.

(k)	No report, financial statement or other written information furnished by or on behalf of the Guarantor to the Bank pursuant to Section 11(i) hereof (as modified or supplemented by any other information provided to the Bank) contains or will contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were, are or will be made, not misleading, except to the extent that the facts (whether misstated or omitted) do not result in a Material Adverse Effect; provided that with respect to any projected financial information, the Guarantor represents only that such information has been (or will be) prepared in good faith based on assumptions believed to be reasonable at the time.

(l)	The Guarantor is in compliance with all material provisions of ERISA, except to the extent that all failures to be in compliance could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(m)	The claim of the Bank against the Guarantor under this Guaranty ranks at least pari passu with the claims of all its unsecured creditors, save those whose claims are preferred solely by the laws of general application having effect in relation to bankruptcy, insolvency, liquidation or other similar events.

(n)	The Guarantor and its Subsidiaries have filed all United States federal tax returns and all other tax returns that are material to the Guarantor and its Subsidiaries, taken as a whole, which are required to be filed and have paid all United States federal taxes and all other taxes that are material to the Guarantor and its Subsidiaries, taken as a whole, in each case, that are due pursuant to said returns or pursuant to any material assessment received by the Guarantor or any of its Subsidiaries, except in respect of such taxes, if any, as are being contested in good faith and by proper proceedings and to which appropriate reserves are being maintained.

          11. Affirmative Covenants. So long as any Obligations shall remain unpaid the Guarantor will (and shall cause each of its Subsidiaries to):

(a)	Compliance with Laws, Etc. Comply in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, compliance with

ERISA, Environmental Laws and the Patriot Act) except where the failure to so comply would not have a Material Adverse Effect.

(b)	Payment of Taxes, Etc. Pay and discharge before the same shall become delinquent, (i) all taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that none of the Guarantor or any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors and the aggregate of such Liens would have a Material Adverse Effect.

(c)	Maintenance of Insurance. Maintain insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Guarantor or such Subsidiary operates; provided, however, that each of the Guarantor and its Subsidiaries may self-insure to the extent consistent with reasonable business practice.

(d)	Preservation of Corporate Existence. Preserve and maintain its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Guarantor and its Subsidiaries may consummate any transaction permitted under Section 12(b) hereof and provided further that none of the Guarantor and its Subsidiaries shall be required to preserve any right or franchise, and no Subsidiary shall be required to preserve and maintain its corporate existence, if the senior management of the Guarantor or of such Subsidiary (or any Person authorized by the Guarantor or such Subsidiary) shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Guarantor and its Subsidiaries, taken as a whole, and that the loss thereof is not disadvantageous in any material respect to the Guarantor and its Subsidiaries, taken as a whole.

(e)	Visitation Rights. During normal business hours and upon not less than five days’ notice, permit the Bank or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of (excluding any confidential information), and visit the properties of, the Guarantor and any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Guarantor and any of its Subsidiaries with the appropriate representatives of the Guarantor and together with the appropriate representatives of the Guarantor’s independent certified public accountants, provided, however, that examination of the records of the Guarantor and any of its Subsidiaries shall occur only at times when the Term Loan shall be outstanding to the Borrower and provided, further, that the Bank may make copies of and abstracts from the records and books of account only at times when an Event of Default under (and as defined in) the Term Loan Agreement has occurred and is continuing.

(f)	Keeping of Books. Keep proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Guarantor and each Subsidiary in accordance with GAAP.

(g)	Maintenance of Properties, Etc. Maintain and preserve its properties that are material to the conduct of the business of the Guarantor and its Subsidiaries taken as a whole, in good working order and condition, ordinary wear and tear excepted; provided, however, that the Guarantor and its Subsidiaries may sell or otherwise dispose of such properties to the extent not prohibited under Section 12(b) hereof.

(h)	Transactions with Affiliates. Conduct all transactions otherwise permitted under this Guaranty with any of its Affiliates (other than the Guarantor and its Subsidiaries) on terms that are fair and reasonable and no less favorable to the Guarantor or its Subsidiaries than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate except where the failure to do so, in the aggregate, would not have a Material Adverse Effect.

(i)	Reporting Requirements. Furnish to the Bank:

          (i) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Guarantor, the Consolidated balance sheet of the

Guarantor and its Subsidiaries as of the end of such quarter and the Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, duly certified (subject to year-end audit adjustments) by the chief financial officer, treasurer or controller of the Guarantor as having been prepared in accordance with GAAP;

          (ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Guarantor, a copy of the annual audit report for such year for the Guarantor and its Subsidiaries, containing the Consolidated balance sheet of the Guarantor and its Subsidiaries as of the end of such fiscal year and the Consolidated statements of income and cash flows of the Guarantor and its Subsidiaries for such fiscal year, in each case accompanied by the opinion(s) of Ernst & Young LLP or one or more other firms of independent certified public accountants of nationally recognized standing reasonably acceptable to the Bank;

          (iii) concurrently with subsections (i)(i) and (i)(ii) of this Section 11, a certificate of the chief financial officer, treasurer or controller of the Guarantor certifying that to the best of his or her knowledge no Guarantor Event of Default is continuing at such date or specifying any Guarantor Event of Default that is continuing at such date and specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;

          (iv) as soon as possible and in any event within five Business Days after a Board-appointed officer of the Guarantor becomes aware of the occurrence of each Guarantor Default continuing on the date of such statement, a statement of the chief financial officer, treasurer or controller of the Guarantor setting forth details of such Guarantor Default and the action that the Guarantor has taken and proposes to take with respect thereto;

          (v) promptly after the sending or filing thereof, copies of all quarterly and annual reports and proxy solicitations that the Guarantor sends to any of its security holders, and copies of all reports on Form 8-K that the Guarantor files with the Securities and Exchange Commission (the “SEC”) (other than reports on Form 8-K filed solely for the purpose of incorporating exhibits into a registration statement previously filed with the SEC);

          (vi) prompt notice of all actions and proceedings before any court, governmental agency or arbitrator affecting the Guarantor or any of its Subsidiaries of the type described in Section 10(f); and

          (vii) such other information respecting the Guarantor or any of its Subsidiaries the Bank may from time to time reasonably request.

Reports required to be delivered pursuant to clauses (i), (ii) and (v) above for the Guarantor shall be deemed to have been delivered on the date on which the Guarantor posts such reports on the Guarantor’s website on the Internet at the website address listed for the Guarantor on the signature pages hereof or when such report is posted on the SEC’s website at www.sec.gov and such posting shall be deemed to satisfy the reporting requirements of clauses (i), (ii) and (v) above; provided that the Guarantor shall deliver paper copies of the reports referred to in clauses (i), (ii) and (v) above to the Bank upon request that the Guarantor deliver such paper copies until written notice to cease delivering paper copies is given by the Bank and provided further, that in every instance the Guarantor shall provide paper copies of the certificate required by clauses (iii), (iv) and (vi) above to the Bank until such time as the Bank shall have provided the Guarantor written notice otherwise.

(j)	Use of Proceeds. Cause the Borrower to use the proceeds of the Term Loan for general corporate purposes; provided that such proceeds shall not be used in any manner that would result in violation of Regulation U or X issued by the Board of Governors of the Federal Reserve System, as now and from time to time hereafter in effect.

          12. Negative Covenants. So long as any Obligations shall remain unpaid:

(a)	Liens, Etc. None of the Guarantor or any of its Subsidiaries will create or suffer to exist any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, or on any of the income or profits therefrom unless it shall have made effective provision whereby the Term Loan shall be secured by such Lien equally and ratably with any and all obligations and Debt so secured so long as such obligations and Debt are so secured; provided that nothing in this Section 12 shall be construed to prevent or restrict the following:

          (i) Permitted Liens;

          (ii) purchase money Liens upon or in any real property or equipment acquired or held by the Guarantor or any of its Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of such property or equipment, or Liens existing on such property or equipment at the time of its acquisition or conditional sales or other similar title retention agreements with respect to property hereafter acquired or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided, however, that no such Lien shall extend to or cover any properties of any character other than the real property or equipment being acquired and any improvements thereto or proceeds thereof, and no such extension, renewal or replacement shall extend to or cover any properties not theretofore subject to the Lien being extended, renewed or replaced;

          (iii) the Liens existing on the Effective Date and described on Schedule 12(a) hereto;

          (iv) Liens on property of a Person existing at the time such Person becomes a Subsidiary of the Guarantor or any other Subsidiary of the Guarantor or is merged into or consolidated with the Guarantor or any Subsidiary of the Guarantor; provided that (A) to the extent such Liens were created at a time when such Person was a Subsidiary or an Affiliate of the Guarantor, such Liens attach solely to the properties or assets subject to such Liens immediately prior to such merger, consolidation or acquisition and (B) any such Liens that were created during the period immediately prior to such merger, consolidation or acquisition were not created in contemplation of the merger, consolidation or acquisition;

          (v) Liens to secure Debt issued by the Guarantor in connection with a consolidation or merger of the Guarantor with or into any of its Affiliates in exchange for or otherwise in substitution for long-term senior secured Debt of such Affiliate (without increase in the amount or extension of the final maturity date of the Debt of such Affiliate);

          (vi) Liens on margin stock(within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System);

          (vii) the replacement, extension or renewal of any Lien permitted by clauses (iii) and (iv) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount) of the Debt secured thereby;

          (viii) Liens to secure intercompany Debt obligations among the Guarantor and its Subsidiaries;

          (ix) Liens on the assets of the Guarantor or any of its Subsidiaries, not otherwise permitted hereunder, consisting solely of real property interests, cash and cash equivalents and any proceeds thereof; provided that the aggregate value of all assets subject to such Liens shall not exceed $500,000,000 at any time, based upon the book value of such assets determined at the time such Lien attaches;

          (x) Liens arising from any receivables financing accounted for under GAAP as a sale by the Guarantor or any of its Subsidiaries to a Person other than the Guarantor or any of its Subsidiaries, provided that (a) such financing shall be limited recourse or non-recourse to the Guarantor and its Subsidiaries except to the extent customary for such transactions, and (b) such Liens do not encumber any assets other than the receivables being financed, the property securing or otherwise relating to such receivables, and the proceeds thereof; and

                    (xi) Liens, not otherwise subject to any of clauses (i) through (x) above, on assets, other than Intellectual Property, granted to secure Debt or other obligations in an aggregate principal amount that, together with any Covenant Debt of a Subsidiary of the Guarantor outstanding pursuant to Section 12(e)(iii), shall not exceed the amount specified in Section 12(e)(iii).

(b) Mergers, Etc. The Guarantor will not merge or consolidate with or into, and will not, and will not permit its Subsidiaries to, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of the Guarantor and its Subsidiaries taken as a whole (whether now owned or hereafter acquired) to, any Person, except that (i) any Person may merge with or into the Guarantor in a transaction in which the Guarantor is the survivor; (ii) the Guarantor may merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation from Delaware to any other state in the United States if (A) such Subsidiary is incorporated in such other state solely for the purposes of such merger and, immediately prior to the effectiveness of such merger, has positive stockholders’ equity, and (B) such merger would not reasonably be expected to result in a Material Adverse Effect; (iii) any Subsidiary or group of Subsidiaries of the Guarantor may dispose of assets to Persons other than the Guarantor and its Subsidiaries, so long as, after giving effect to such transaction, such Subsidiary or Subsidiaries, taken as a consolidated whole, has not disposed of, in one transaction or a series of related transactions, more than 10% of the Consolidated assets of the Guarantor and its Subsidiaries, taken as a whole and (iv) any Person may sell margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System.

(c) Accounting Changes. The Guarantor shall not make or permit any change in accounting policies or reporting practices, except (i) as required or permitted by GAAP or (ii) where the effect of such change, together with all other changes in accounting policies or reporting practices made pursuant to this clause (ii) since the Effective Date, is immaterial to the Guarantor and its Subsidiaries taken as a whole.

(d) Financial Covenant. The Guarantor shall not permit the Capitalization Ratio to exceed 40%.

(e) Subsidiary Indebtedness. The Guarantor will not permit any of its Subsidiaries to incur or permit to remain outstanding any Covenant Debt other than (i) Debt of a Subsidiary outstanding on the Effective Date and refinancings, refundings, renewals or extensions thereof, (ii) Debt owed to the Guarantor or another Subsidiary of the Guarantor and (iii) Covenant Debt not referenced in clauses (i) and (ii) above in an aggregate outstanding principal amount that, together with any Debt or other obligations secured by Liens referred to in Section 12(a)(xi), shall not exceed the greater of (x) $1,500,000,000 and (y) 10% of Total Consolidated Tangible Assets determined at such time.

          13. Guarantor Events of Default: The occurrence of any of the following events shall constitute a “Guarantor Event of Default” for purposes hereof:

(a) Any representation or warranty made by the Guarantor in this Guaranty, or by the Guarantor (or any of its officers) in connection with this Guaranty, shall prove to have been incorrect in any material respect when made;

(b) The Guarantor shall fail to observe or perform any term, covenant or agreement contained in Section 11(d), (h), (i)(iv), (i)(vi) or (j) or Section 12;

(c) The Guarantor shall fail to perform or observe any term, covenant or agreement contained in Section 11(i) (other than clauses (iv) and (vi) thereof) if such failure shall remain unremedied for fifteen (15) Business Days after written notice thereof shall have been given to the Guarantor by the Bank;

(d) The Guarantor shall fail to observe or perform any other term, covenant or agreement contained in this Guaranty on its part to be performed or observed if such failure shall remain unremedied for thirty (30) days after written notice thereof shall have been given to the Guarantor by the Bank;

(e) The Guarantor or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any Debt that is outstanding in a principal or, in the case of Hedge Agreements, net amount, of at least $75,000,000 in the aggregate (but excluding Debt outstanding under the Term Loan Agreement) of the Guarantor or such Subsidiary (as the case may be) (the “Requisite Amount”), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the later of five (5) Business Days and the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any such Debt aggregating the Requisite Amount shall be declared due and payable or any other breach or default with respect to any other material term shall occur or shall exist under any agreement or instrument relating to any such Debt aggregating the Requisite Amount and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such breach or default is to accelerate the maturity of such Debt; or any such Debt aggregating the Requisite Amount shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, in each case prior to the stated maturity thereof where the cause of such prepayment, redemption, purchase or defeasance is the occurrence of an event or condition that is premised on a material adverse deterioration of the financial condition, results of operations or properties of the Guarantor or such Subsidiary; provided that with respect to Debt aggregating the Requisite Amount of the types described in clauses (h) or (i) of the definition of “Debt” and to the extent such Debt relates to the obligations of any Person other than a Subsidiary, no Guarantor Event of Default shall occur so long as the payment of such Debt is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained;

(f) The Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries) shall generally not pay its respective debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries) seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or for any substantial part of its property) shall occur; or the Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries) shall take any corporate action to authorize any of the actions set forth in this subsection (f) under any law relating to bankruptcy, insolvency or reorganization or relief of debtors;

(g) Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against the Guarantor or any of its Subsidiaries (other than Immaterial Subsidiaries) and such judgment shall remain undischarged, unvacated, unbonded or unstayed for a period of thirty (30) days and enforcement proceedings shall have been commenced by any creditor upon such judgment or order; provided, however, that any such judgment or order shall not be a Guarantor Event of Default under this Section 13(g) if and for so long as and to the extent that (i) the amount of such judgment or order is covered (subject to standard deductibles) by a valid and binding policy of insurance between the defendant and the insurer or insurers covering payment thereof, (ii) such insurer shall be rated, or, if more than one insurer, at least 90% of such insurers as measured by the amount of risk insured shall be rated, at least “A-” by A.M. Best Company or its successor or its successors and (iii) such insurer(s) has been notified of, and has not refused to defend the claim made for payment of, the amount of such judgment or order;

(h) (i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Stock of the Guarantor (or other securities convertible into such Voting Stock) representing more than 50% of the combined voting power of all Voting Stock of the Guarantor; or (ii) during any period of up to twenty-four (24) consecutive months, commencing after the date of this Guaranty, individuals who at the beginning of such 24-month period were directors of the Guarantor shall cease for any reason (other than solely as a result of (A) death or disability or (B) voluntary retirement or resignation of any individual in the ordinary course and not for reasons related to an actual or proposed change of control of the Guarantor) to constitute a majority of the board of directors of the Guarantor;

(i) The Guarantor or its ERISA Affiliates shall incur, or shall be reasonably likely to incur, liability that would have a Material Adverse Effect as a result of one or more of the following: (i) the occurrence of any ERISA Event; (ii) the partial or complete withdrawal of the Guarantor or its ERISA Affiliates from a Multiemployer Plan; or (iii) the reorganization or termination of a Multiemployer Plan;

          14. Notices. (a) Unless otherwise specifically provided herein (and except as provided in paragraph (b) below), any notice or other communication required or permitted to be given shall be in writing addressed to the respective party as set forth below and may be personally served, telecopied or sent by overnight courier service and shall be deemed to have been given: (a) if delivered in person, when delivered; (b) if delivered by telecopy, when receipt thereof is confirmed electronically (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient); or (c) if delivered by recognized overnight courier, when delivered. Notices delivered through electronic communications to the extent provided in paragraph (b) below shall be effective as provided in said paragraph (b). Notices shall be addressed as follows:

If to the Guarantor:	If to the Bank:

Oracle Corporation	ABN AMRO Bank N.V.
500 Oracle Parkway	101 California Street, Suite 4300
Redwood Shores, CA 94065	San Francisco CA 94111
Attention: Treasurer	Attention: Bill Davidson, Credit Portfolio
Management-Technology

Telecopy #: (650) 633-0171
Telephone #: (650) 506-4118	Telecopy #: (415) 984-3717
with a copy to:

with a copy to:	with a copy to:

General Counsel, Oracle Corporation	Kymm Recht
Telecopy #: (650) 506-7114	WCS Financial Markets
Telephone #: (650) 506-5500	Northamerican Credit Administration
540 West Madison Street, 26th Floor
Chicago, IL 60661

Telecopy #:

or in any case, to such other address (or, in the case of clause (b) below, email address) as the party addressed shall have previously designated by written notice to the serving party, given in accordance with this Section 14.

          (b) Notices and other communications to the Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Bank. The Bank or the Guarantor may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Bank otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

          15. Subrogation. Upon making full payment with respect to any obligation of the Borrower hereunder, the Guarantor shall be subrogated to the rights of the payee against the Borrower with respect to such obligation; provided that the Guarantor will not exercise any rights which it may acquire by way of subrogation under this Guaranty or otherwise, nor shall the Guarantor seek or be entitled to seek any contribution, indemnification or reimbursement from the Borrower or any other guarantor of the Obligations, in respect of any payment made hereunder or otherwise, until all the Obligations shall have been paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all the Obligations shall not have been paid in full, such amount shall be held in trust for the benefit of the Bank and shall forthwith be paid to the Bank in the exact form received by the Guarantor (duly endorsed in favor of the Bank, if required) to be credited and applied to the Obligations, whether matured or unmatured. In furtherance of the foregoing, until such time as all of the Obligations shall have been paid in full, the Guarantor shall refrain from taking any action or commencing any proceeding against the Borrower (or its successors or assigns, whether in connection with a bankruptcy proceeding or otherwise) to recover by way of subrogation any amounts in respect of payments made under this Guaranty to the Bank.

          16. Limitation on Guarantor’s Liability. Notwithstanding anything to the contrary contained herein, the Guarantor shall only be liable under this Guaranty for the maximum amount of such liability that can be hereby incurred without rendering this Guaranty, as it relates to the Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount.

          17. Governing Law; Submission to Jurisdiction. This Guaranty and the rights and obligations of the Guarantor and the Bank under this Guaranty shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. The Guarantor hereby irrevocably (i) submits to the jurisdiction of any New York State or Federal court sitting the City, County and State of New York in any action or proceeding arising out of or relating to this Guaranty or the Obligations, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, Federal court, (iii) waives, to the fullest extent the Guarantor may legally and effectively do so, the defense of an inconvenient forum to maintenance of such action or proceeding and (iv) irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to the Guarantor at the address shown below adjacent to the Guarantor’s signature. The Guarantor agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein shall affect the right of the Bank to serve legal process in any other manner permitted by law or affect the right of the Bank to bring any action or proceeding against the Guarantor or the Guarantor’s property in the courts of other jurisdictions. To the extent that the Guarantor has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Guarantor hereby irrevocably waives such immunity in respect of its obligations under this Guaranty to the fullest extent the Guarantor may legally and effectively do so.

          18. Waiver of Trial by Jury. THE GUARANTOR WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED IN ANY WAY TO THIS GUARANTY OR TO THE BANK’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF.

          19. Severability. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          IN WITNESS WHEREOF, the Guarantor has caused this Guaranty to be executed as of the date and year first above written.

ORACLE CORPORATION

By:

Name:
Title:
Address:

Agreed to and accepted by:

ABN AMRO BANK N.V.

By:

Name:
Title:

ANNEX A

DEFINITIONS

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Business Day” has the meaning set forth in the Term Loan Agreement.

“Capitalization Ratio” means, as of the last day of any fiscal quarter of the Guarantor, the ratio, expressed as a percentage, of (i) Total Consolidated Net Debt of the Guarantor and its Subsidiaries on such date to (ii) Total Capitalization of the Guarantor and its Subsidiaries on such date.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Covenant Debt” of any Person means Debt of such Person and its Subsidiaries on such date, as would be shown as debt or indebtedness of such Person on a balance sheet of such Person prepared as of such date in accordance with GAAP, and all guarantees of Debt of other Persons as would be shown as debt or indebtedness of such Person on a balance sheet of such other Persons prepared as of such date in accordance with GAAP, determined on a Consolidated basis.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of such Person’s business for which collection proceedings have not been commenced, provided that trade payables for which collection proceedings have commenced shall not be included in the term “Debt” so long as the payment of such trade payables is being contested in good faith and by proper proceedings and for which appropriate reserves are being maintained) to the extent included on the Consolidated balance sheet of the Guarantor and its Subsidiaries in accordance with GAAP, (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other similar title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property) to the extent included on the Consolidated balance sheet of the Guarantor and its Subsidiaries in accordance with GAAP, (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (f) all obligations of such Person in respect of acceptances, letters of credit with respect to which to such Person is the account party or similar extensions of credit to such Person, (g) the aggregate net obligations of such Person in respect of Hedge Agreements; provided that, for purposes of this clause (g), Debt of the Guarantor and its Subsidiaries shall only include net obligations of the Guarantor and its Subsidiaries in respect of Hedge Agreements in an aggregate amount in excess of $50,000,000 as set forth on the Consolidated balance sheet of the Guarantor and its Subsidiaries, as of the date of determination, in accordance with GAAP, (h) all Debt of others referred to in clauses (a) through (g) above or clause (i) below guaranteed, by such Person, or in effect guaranteed by such Person, directly or indirectly, through a written agreement either (1) to pay or purchase such Debt or to advance or supply funds for the payment or purchase of such Debt or (2) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Debt or to assure the holder of such Debt against loss and (i) all Debt referred to in clauses (a) through (h) above secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt. In determining the amount of Debt of any Person of the type referred to in clause (g) or (i) above, the amount thereof shall be equal to the lesser of (i) the amount of the guarantee provided or the fair market value of collateral pledged (as applicable) and (ii) the amount of the underlying Debt of such other Person so guaranteed or secured.

“Effective Date” means the effective date of the Term Loan Agreement.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment, including, without limitation, (a) by any Governmental Authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any Governmental Authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, judgment, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health, safety or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Guarantor’s controlled group, or under common control with the Guarantor, within the meaning of Section 414 of the Internal Revenue Code.

“ERISA Event” means (a) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Guarantor or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the incurrence by the Guarantor or any of its ERISA Affiliates of any liability with respect to the withdrawal by the Guarantor or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that is reasonably expected to result in the termination of, or the appointment of a trustee to administer, a Plan.

“GAAP” means generally accepted accounting principles in effect in the United States of America from time to time.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor Default” means any Guarantor Event of Default or any event that would constitute a Guarantor Event of Default but for the requirement that notice be given or time elapse or both.

“Guarantor Event of Default” has the meaning set forth in Section 13 of the Guaranty.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any environmental law, statute or regulation.

“Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency future or option contracts and other similar interest rate or currency exchange rate hedging agreements

“Immaterial Subsidiary” means any Subsidiary of the Guarantor (determined, solely for purposes of this definition, without regard to the last sentence of the definition thereof), designated by the

Guarantor in writing to the Bank (a) the assets of which do not exceed 1% of the total Consolidated assets of the Guarantor and its Subsidiaries, (b) the net income of which does not exceed 1% of the total Consolidated net income of the Guarantor and its Subsidiaries and (c) the revenues of which do not exceed 1% of the total Consolidated revenues of the Guarantor and its Subsidiaries, in each case as determined as of, or (as applicable) for the four fiscal quarters most recently ended on, the last day of the most recently ended fiscal quarter of the Guarantor and in accordance with GAAP.

“Intellectual Property” means all trademarks, service marks, trade names, Internet domain names (as defined under 15 U.S.C. § 1127), designs, logos, slogans, and general intangibles of like nature, together with all goodwill, registrations and applications related to the foregoing; all inventions (whether patentable or unpatentable and whether or not reduced to practice); patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); copyrights (including any registrations and applications for any of the foregoing); Software; “mask works” (as defined under 17 U.S.C. § 901) and any registrations and applications for “mask works”; technology, trade secrets, know-how, processes, formulae, algorithms, models, methodologies, discoveries, improvements, specifications and other proprietary or confidential information; database and data rights; drawings, records, books or other indicia, however evidenced, of the foregoing; rights of publicity and privacy relating to the use of the names, likenesses, voices, signatures and biographical information of real persons; lists or other information relating to customers, competitors, suppliers or any other Person; in each case the right to claims against another Person relating to the Intellectual Property; and in each case owned by the Guarantor or any of its Subsidiaries on or after the Effective Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Lien” means any lien, security interest or other charge or encumbrance of any kind.

“Material Adverse Effect” shall mean the result of one or more events, changes or effects which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise), material agreements, properties or contingent liabilities of the Guarantor and its Subsidiaries, taken as a whole or (b) the validity or enforceability of this Guaranty or the rights, remedies and benefits available to the parties hereunder.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Guarantor or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and at least one Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Liens” means with respect to any Person, (a) Liens for taxes, assessments and governmental charges and levies to the extent not required to be paid under Section 11(b) of the Guaranty; (b) pledges or deposits to secure obligations under workers’ compensation, unemployment, insurance and other social security laws or similar legislation; (c) pledges or deposits to secure performance in connection with bids, tenders, contracts (other than contracts for the payment of money) or leases to which such Person is a party; (d) deposits to secure public or statutory obligations of such Person; (e) materialmen’s, mechanics’, carriers’, workers’, repairmen’s and other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens to the extent such Liens, in the aggregate, would not have a Material Adverse Effect; (f) deposits to secure surety and appeal bonds to which such Person is a party; (g) other pledges or deposits for similar purposes in the ordinary course of business, including pledges and deposits to secure indemnity, performance or other similar bonds and in connection with insurance maintained in accordance with Section 11(c) of the Guaranty; (h) Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; (i) leases made, or existing on property acquired, in the ordinary course of business; (j) landlords’ Liens under leases to which such

Person is a party; (k) zoning restrictions, easements, licenses, and restrictions on the use of real property or minor irregularities in title thereto, which, with respect to property that is material to the Guarantor and its Subsidiaries, taken as a whole, do not materially impair the use of such property in the operation of the business of such Person or the value of such property for the purpose of such business; (l) Liens consisting of leases or subleases and licenses or sublicenses granted to others in the ordinary course of business not interfering in any material respect with the business of the Guarantor and its Subsidiaries, taken as a whole, and any interest or title of a lessor or licensor under any lease or license, as applicable; (m) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (n) Liens which constitute a lender’s rights of set-off of a customary nature.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of the Guarantor or any ERISA Affiliate and no Person other than the Guarantor and the ERISA Affiliates or (b) was so maintained and in respect of which the Guarantor or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

"Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code or object code form, (b) databases and compilations, including any and all data and collections of data, and (c) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such limited liability company, partnership or joint venture or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries. Notwithstanding the foregoing, references to “Subsidiary” in this Guaranty shall not include (i) Miracle Linux Kabushikigaisha (also known as Miracle Linux Corporation), a Japanese Kabushikigaisha or (ii) any other Person that would otherwise be a Subsidiary of the Guarantor pursuant to the foregoing portion of this definition and that the Guarantor does not directly or indirectly Control; provided that, in the case of any such Person in clause (i) or (ii), such Person is also an Immaterial Subsidiary.

“Total Capitalization” of any Person on any date, means the sum of (i) Total Consolidated Net Debt of such Person on such date and (ii) shareholders’ equity of such Person on such date, determined on a Consolidated basis.

“Total Consolidated Net Debt” of any Person on any date, means (a) all Covenant Debt of such Person minus (b) cash, cash equivalents and short term investments reflected on the Consolidated balance sheet of the Guarantor and its Subsidiaries for such date.

“Total Consolidated Tangible Assets” means at any date total assets, other than intangible assets, of the Guarantor and its Subsidiaries determined on a Consolidated basis as of such date.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

SCHEDULE 12(a) – EXISTING LIENS

See attached.